As filed with the Securities and Exchange Commission on August 8, 2023

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PERSPECTIVE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1458152
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

350 Hills Street, Suite 106

Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

Amended and Restated 2020 Equity Incentive Plan

(Full title of the plan)

Johan (Thijs) Spoor

Chief Executive Officer

Perspective Therapeutics, Inc.

350 Hills Street, Suite 106

Richland, Washington 99354

(Name and address of agent for service)

(509) 375-1202

(Telephone number, including area code, of agent for service)

Copy to:

Stephen R. Boatwright, Esq.

Gallagher & Kennedy, P.A.

2575 E. Camelback Road

Phoenix, Arizona 85016

(602) 530-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

On September 27, 2022, the Board of Directors of Perspective Therapeutics, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”), subject to stockholder approval at the Company’s Fiscal 2023 Annual Meeting of Stockholders, to increase the number of shares of Common Stock, par value $0.001 per share (“Common Stock”) authorized for issuance under the Plan from 16,000,000 to 46,000,000 (the “Plan Increase”). On December 13, 2022, the Plan Increase was approved by the Company’s stockholders at the Company’s Fiscal 2023 Annual Meeting of Stockholders. The Company previously filed Registration Statements on Form S-8 on January 23, 2020, and January 28, 2022 (File Nos. 333-236024 and 333-262413) registering an aggregate of 16,000,000 shares of Common Stock under the Plan (collectively, the “Earlier Registration Statements”). The Company is now filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the additional 30,000,000 shares of Common Stock authorized for issuance under the Plan. The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Perspective Therapeutics, Inc. is sometimes referred to as the “Registrant,” the “Company,” “we,” “us,” or “our.”

Item 3.   Incorporation of Documents by Reference.

The following documents of the Company filed with the Commission under File No. 001-33407 are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)          Our Transition Report on Form 10-KT for the period ended December 31, 2022 (filed May 1, 2023), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

(b)         Our Current Reports on Form 8-K filed on May 15, 2023, June 23, 2023, July 14, 2023, and July 25, 2023, and our Quarterly Report on Form 10-Q filed on May 15, 2023.

(c)         The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-1, filed with the SEC on October 19, 2018, as amended, as updated by the description of the registrant's securities contained in the Transition Report on Form 10–KT for the period ended December 31, 2022, filed on May 1, 2023, and the Certificate of Amendment filed as Annex A to the definitive proxy statement filed with the SEC on November 7, 2022 in connection with the Merger.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Perspective Therapeutics, Inc.

350 Hills Street, Suite 106

Richland, Washington 99354

(509) 375-1202

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.   Description of Securities.

 Not applicable.

Item 5.   Interests of Named Experts and Counsel.

 Not applicable.

Item 6.   Indemnification of Directors and Officers.

Our Certificate of Incorporation provides to directors and officers indemnification to the fullest extent provided by Delaware law, and provide that, to the fullest extent permitted by Delaware law, a director will not be personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duty as a director. In addition, the Company has entered into indemnification agreements with certain of its directors and executive officers, pursuant to which the Company has agreed to indemnify such individuals for any claims made against such individuals based on any act, omission, or breach of duty committed while acting as director or officer, except under certain circumstances such as cases involving dishonesty or improper personal benefit. The Company also maintains an insurance policy under which its directors and officers are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

(Except as otherwise indicated (a) all exhibits were previously filed, (b) all omitted exhibits are intentionally omitted, and (c) all Reports referenced below were filed under SEC file number 001-33407.)

Exhibit
Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(i) of the Form 8-K filed on February 16, 2023.

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3(ii) of the Form 8-K filed on February 16, 2023.

5.1	Opinion of Gallagher & Kennedy, P.A.

10.1	Amended and Restated 2020 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement, filed with the Commission on October 25, 2021).

23.1	Consent of Gallagher & Kennedy, P.A. (included in Exhibit 5.1)

23.2	Consent of Assure CPA, LLC

24.1	Power of Attorney (see signature page).

107	Filing Fee Table

Item 9.         Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on this 8th day of August, 2023.

Perspective Therapeutics, Inc.

By:	/s/ Johan (Thijs) Spoor
Johan (Thijs) Spoor
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Johan (Thijs) Spoor his attorney-in-fact and agent, with the power of substitution, for him and in his name, place, or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to Johan (Thijs) Spoor full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lori A. Woods	Chairperson of the Board	August 8, 2023
Lori A. Woods

/s/ Johan (Thijs) Spoor	Chief Executive Officer, Director	August 8, 2023
Johan (Thijs) Spoor

/s/ Jonathan Hunt	Chief Financial Officer,	August 8, 2023
Jonathan Hunt	Co-Principal Financial Officer

/s/ Mark J. Austin	Vice President of Finance and	August 8, 2023
Mark J. Austin	Corporate Controller, Co-Principal Financial and
Principal Accounting Officer, Corporate Secretary

/s/ Robert Froman Williamson, III	Director	August 8, 2023
Robert Froman Williamson, III

s/ Frank Morich	Director	August 8, 2023
Frank Morich

s/ Heidi Henson	Director	August 8, 2023
Heidi Henson

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